UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

March 11, 2014
Date of Report (Date of earliest event reported)

Kratos Defense & Security Solutions, Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

001-34460	13-3818604
(Commission File Number)	(IRS Employer Identification No.)

4820 Eastgate Mall, Suite 200, San Diego, CA	92121
(address of principal executive offices)	(Zip Code)

(858) 812-7300
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.  Results of Operations and Financial Condition

On March 11, 2014, Kratos Defense & Security Solutions, Inc. (the “Company”) issued a press release regarding the Company’s financial results for the fourth quarter and full year for 2013.  The full text of the Company’s press release is attached hereto as Exhibit 99.1.

Item 9.01.  Exhibits.

Exhibit No.	Description
99.1	March 11, 2014 Press Release by Kratos Defense & Security Solutions, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kratos Defense & Security Solutions, Inc.

Date: March 11, 2014	By:	/s/ Deanna H. Lund
Deanna H. Lund
Executive Vice President, Chief Financial Officer

FOR IMMEDIATE RELEASE	Press Contact: Yolanda White 858-812-7302 Direct Investor Information: 877-934-4687 investor@kratosdefense.com

Kratos Reports Full Year and Fourth Quarter Fiscal 2013 Financial Results

Critical Infrastructure Security Business Generates 14.4 Percent Year over Year Organic Growth

Pro Forma EPS of $.06 Per Share

Affirms Fiscal 2014 Guidance for Revenue, Adjusted EBITDA and Free Cash Flow

Recent Contract Modification Significantly Increases Strategic Unmanned Aerial System Program Value

Internal Research and Development Sequentially Increases $2.1 Million in Fourth Quarter Due Primarily to Unmanned Aerial Drone System Opportunity

Bid & Proposal Pipeline Increases to $5.2 Billion Reflecting Strength in New Business Opportunities

SAN DIEGO, CA, March 11, 2014 – Kratos Defense & Security Solutions, Inc. (Nasdaq:KTOS), a leading National Security Solutions provider, today reported fiscal year 2013 Revenues of $950.6 million and Adjusted EBITDA of $100.3 million, or 10.6 percent.  For the fourth quarter ended December 29, 2013, Kratos reported Revenues of $235.7 million, Adjusted EBITDA of $24.6 million or 10.4 percent, and Adjusted Free Cash Flow of $7.0 million.  In the fourth quarter of 2013, Kratos generated a gross margin of 26.1 percent -- the highest of fiscal 2013 -- as the revenue mix of high value add specialty products in the electronic warfare, intelligence, surveillance & reconnaissance (ISR) and satellite communications areas, where the Company is strategically focused, increased.

In the fourth quarter of 2013, Kratos’ Internal Research and Development (IR&D) expense sequentially increased by $2.1 million over the third quarter of 2013 expense of $4.8 million, up to $6.9 million, primarily due to the Company accelerating its investment in the Unmanned Aerial System (UAS) area.  Kratos is currently under contract for a new UAS platform, which, if aircraft performance and other future milestones are successfully achieved, could ultimately become the largest production program in the Company.  Related to the significant investment the Company is making in this area, Kratos recently received a multi-million dollar contract modification and value increase to this important UAS program, with the total value of this program to Kratos now currently at several tens of millions of dollars.  Additionally, and also directly related to the significant investment the Company is making in the UAS area, Kratos is now working with a customer on a new, separate, high-performance aircraft initiative, with a demonstration flight currently planned for 2015.  The significant increase in the discretionary IR&D and other expenses related to these initiatives directly impacted Kratos’ reported fourth quarter Adjusted EBITDA.

For fiscal year 2013, Kratos’ Public Safety & Security (KPSS) business generated Revenues of $209.7 million, a 12.7 percent increase over fiscal year 2012.  Additionally, KPSS’ fourth quarter 2013 Revenues of $55.6 million increased approximately 14.4 percent over the fourth quarter of 2012 and increased sequentially approximately 7.3 percent over the third quarter of 2013.  Kratos is currently forecasting organic revenue growth of approximately 5 to 10 percent for KPSS for fiscal year 2014 over fiscal year 2013, with KPSS’ backlog and bid & proposal pipeline currently near all-time high levels.

At fiscal year-end December 29, 2013, Kratos reported total backlog of $1.1 billion and a qualified bid and proposal pipeline of $5.2 billion.  For the third fiscal quarter ended September 29, 2013, Kratos reported a total backlog of $1.1 billion.  Kratos does not include in its backlog or bid and proposal pipeline any amounts expected to be received from Multiple Award Contracts (MACs), Indefinite Delivery Indefinite Quantity contracts (IDIQs) or Government Wide Acquisition Contracts (GWACs) unless associated funded task orders have been received.

For the full year and fourth quarter ended December 29, 2013, Pro Forma EPS from continuing operations was $0.06 and $0.16, respectively.  Pro Forma EPS excludes non-cash amortization expenses, as the Company has historically been acquisitive, and excludes certain non-recurring items such as favorable litigation related settlement credits, changes in the unused office space accrual, excess capacity and restructuring costs, and contract design retrofit costs and includes cash actually expected to be paid for income taxes in order to reflect the benefit of the Company’s Net Operating Loss carry forwards of over $300 million.  Kratos believes that reporting Pro Forma EPS is a meaningful metric to present the Company’s earnings.  For the full year and fourth quarter ended December 29, 2013, GAAP EPS was a loss of $0.13 and $0.65, respectively, which includes a loss from discontinued operations of $0.5 million and $5.3 million, or $0.01 and $0.09 per share, respectively.

Eric DeMarco, Kratos’ President & CEO, said, “Fiscal 2013 was difficult for U.S. Federal Government contractors and for Kratos, with little budgetary clarity throughout the entire year.  However, though the environment remains very challenging, there is now a federal budget agreement and a fiscal 2014 Defense Appropriations Bill in place, somewhat reducing the magnitude and random across the board cuts of Sequestration and providing some funding predictability to our largest customer set.  Since the execution of these budgetary agreements, we have seen our opportunities, bookings and order flow increase, providing us greater confidence for 2014.  For example, Kratos has recently received previously delayed fiscal 2014 production orders for two of our Company’s largest programs, EA-18G and Trident.  Additionally, P-8A Poseidon, another significant and important program to Kratos, recently received full rate production approval, and we have been informed that later this year we should be receiving the next three-year production option on our Company’s largest program, AFSAT.  We have also recently been awarded a number of new satellite communication related contract awards, which we have publically announced over the past few weeks, that we will be performing on and delivering in 2014.  As a result, we are affirming our 2014 financial guidance, and we are forecasting increasing Revenues and an Adjusted EBITDA ramp throughout the coming year, reflecting the recent receipt of several new contract awards, the receipt of certain previously delayed contract awards and our planned discretionary IR&D and internal investment spend.”

Mr. DeMarco continued, “The Pentagon also recently released the fiscal 2015 budget request and the Quadrennial Defense Review (QDR), providing important insight for future DoD funding priorities under the recent Ryan-Murray spending agreement.  We believe the priorities described in these documents are consistent with major Kratos programs and initiatives, including unmanned systems, electronic warfare, satellite communications, cyber, hypersonic vehicles, directed energy systems, electromagnetic rail gun and missile defense.  Additionally, directly related to National Security priority areas of strategic importance, over the past several months, a number of large and strategic programs for our industry and for Kratos have been awarded or have just recently come out of protest situations, including NGJ, AMDR and SEWIP.  The recent industry awards of several of these new programs, along with our UAS initiatives, resulted in Kratos significantly increasing our IR&D and other internal investments in the fourth quarter of 2013, which will continue through at least the first half of 2014, as we strive for significant Kratos content with these large, new opportunities.  Though these discretionary investments are impacting near term Adjusted EBITDA, we are making these investments in areas where Kratos is already an established industry leader, and in many cases in conjunction with our customer, and we are fortunate that we have the opportunity for significant future growth if we are successful.”

Mr. DeMarco concluded, “For 2014, we will remain focused on our existing business, operational excellence, continuously rightsizing and managing our discretionary cost base, and progressing on our strategic initiatives.  In 2014, we expect to generate significant cash flow from operations, free cash flow after the interest payments on our Senior Notes, and for our accounts receivable DSOs to continue to decrease.  We also expect to refinance Kratos’ senior notes in 2014, after the “no call” provision expires at the end of May, with the opportunity to significantly reduce the Company’s interest rate and further increase our free cash flow.”

Financial Guidance

In January 2014, President Obama signed a $1.1 trillion spending bill to finance the U.S. Government and DoD through September 30, 2014, after previously approving a U.S. federal funding deal that provides some clarity to expected defense spending for the next two years.  As a result of the President signing the spending bill into law, and the increased clarity to the 2014 DoD budget, Kratos recently provided and today affirmed the Company’s fiscal 2014 financial guidance.

The Company currently expects full year fiscal 2014 Revenues of $920 million to $980 million, Adjusted EBITDA of $92 to $106 million, and Free Cash Flow of $25 to $40 million.  Kratos’ fiscal 2014 financial guidance assumes approximately $18 million to $28 million in IR&D expense and other discretionary internally funded investments by the Company, with the first half and in particular the first quarter of 2014’s currently forecasted IR&D spend expected to be significantly higher than the second half of 2014, as the Company pursues large new opportunities in the UAS, electronic warfare, radar, signal processing, and satellite communication areas.

Kratos is also providing fiscal 2014 quarterly Revenues and Adjusted EBITDA guidance consistent with its previous guidance.  Revenues and Adjusted EBITDA are expected to increase and ramp throughout 2014, due primarily to: (a) The effect of limited U.S. Federal or DoD budget clarity and extended Continuing Resolution Authorizations (CRA) throughout fiscal 2013, which significantly impacted and delayed expected contract awards and orders. (b) The receipt of previously delayed 2014 production orders on several of the Company’s largest programs, including Trident, EA-18G, a certain missile program and a very large confidential program, with product deliveries and related revenue expected to ramp throughout 2014.  (c) The recent denial of a bid protest filed in November 2013, after Kratos announced that it is a key member of a team that received a $450 million single award Missile Defense Agency (MDA) contract.  The Kratos team award has been sustained.  Kratos’ work under this new large MDA contract award is expected to begin in the second quarter of 2014.  (d) KPSS, which is forecasting 2014 revenue growth of 5% to 10%, based on current backlog and bid and proposal opportunities, is expecting revenue to decrease somewhat sequentially from Q4 2013 to Q1 2014, and then increase throughout the balance of fiscal 2014, as certain large security system deployments conclude and new programs, many of which have recently been awarded begin.  (e) The previously noted expected IR&D spend.

(in Millions)	March 31	June 30	September 30	December 31	Full Year
Revenue	$205-$220	$220-$235	$240-$255	$255-$270	$920-$980
Adjusted EBITDA	$16 - $18	$18 - $22	$28 - $32	$30 - $34	$92 - $106

Also, consistent with Kratos’ previously provided 2014 financial guidance, Kratos currently expects its first and third fiscal quarter of 2014 Free Cash Flow to be stronger than the second and fourth fiscal quarters, when Kratos will make the bi-annual interest payments on its Senior Secured Notes.  Additionally, the fiscal year 2014 Free Cash Flow guidance provided above does not take into consideration or assume an expected reduction in the Company’s interest rate and borrowing costs from a potential 2014 refinancing of the Company’s $625 million Senior Secured Notes, due June 2017.  If such a refinancing were to occur in 2014, the Company would provide revised financial and Free Cash Flow guidance at such time, as appropriate.

Management will discuss the financial results in a conference call beginning at 2:00 p.m. Pacific (5:00 p.m. Eastern) today. Analysts and institutional investors may participate in the conference call by dialing 866-393-0674, referencing the call by ID number 15590888.  The general public may access the conference call by dialing (877) 344-3935 or on the day of the event by visiting www.kratosdefense.com for a simultaneous webcast. A replay of the webcast will be available on the Kratos web site approximately two hours after the conclusion of the conference call.

About Kratos Defense & Security Solutions
Kratos Defense & Security Solutions, Inc. (Nasdaq:KTOS) is a specialized National Security technology business providing mission critical products, services and solutions for United States National Security.  Kratos' core capabilities are sophisticated engineering, manufacturing and system integration offerings for National Security platforms and programs. Kratos' areas of expertise include Command, Control, Communications, Computing, Combat Systems, Intelligence, Surveillance and Reconnaissance (C5ISR), satellite communication systems, unmanned systems, cyber warfare, cyber security, information assurance, and critical infrastructure security.  Kratos has primarily an engineering and technical oriented work force of approximately 3,800.  The vast majority of Kratos' work is performed on a military base, in a secure facility or at a critical infrastructure location.  Kratos' primary end customers are national security related agencies.  News and information are available at www.KratosDefense.com.

Notice Regarding Forward-Looking Statements
This news release and filing contains certain forward-looking statements that involve risks and uncertainties, including, without limitation, express or implied statements concerning the Company’s expectations regarding its future financial performance, bid and proposal pipeline, demand for its products and services, performance of key contracts, timing and expected impact of integration and divestiture activities, and market and industry developments, including the potential impacts of sequestration and Federal budget cuts on its business. Such statements are only predictions, and the Company’s actual results may differ materially. Investors are cautioned not to place undue reliance on any such forward-looking statements. All such forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise these statements, whether as a result of new information, future events or otherwise. Factors that may cause the Company’s results to differ include, but are not limited to: risks to our business and financial results related to the reductions and other spending constraints imposed on the U.S. Government and the Company’s other customers, including as a result of sequestration and the Federal budget deficit; risks of adverse regulatory action or litigation; risks associated with the Company’s debt leverage and its ability to refinance its debt on favorable terms, or at all, including the timing and expected cost savings and cash flow improvements anticipated to result from a potential refinancing of its outstanding Senior Notes; risks that the Company’s cost cutting initiatives will not provide the anticipated benefits; risks of changes, cutbacks, delays or cancellations of key government contracts; risks that changes may occur in Federal government (or other applicable) procurement laws, regulations, policies and budgets; risks of the availability of government funding for the Company's products and services due to performance, cost growth, or other factors, changes in government and customer priorities and requirements (including cost-cutting initiatives, the potential deferral of awards, terminations or reduction of expenditures to respond to the priorities of Congress and the Administration, or budgetary cuts resulting from Congressional committee recommendations or automatic sequestration under the Budget Control Act of 2011), risks of increases in the Federal government initiatives related to in-sourcing; risks related to security breaches, including cyber security attacks and threats or other significant disruptions of the Company’s information systems, facilities and infrastructures; risks related to the Company’s compliance with applicable contracting and procurement laws, regulations and standards; risks relating to contract performance; risks related to failure of the Company’s products or services; risks of the Company’s subcontractors’ or suppliers’ failure to perform their contractual obligations, including the appearance of counterfeit or corrupt parts in the Company’s products; changes in the competitive environment (including as a result of bid protests); failure to successfully integrate acquired operations and competition in the marketplace, which could reduce revenues and profit margins; risks associated with  divestiture of non-core businesses; risks that potential future goodwill impairments will adversely affect the Company’s operating results; risks that anticipated tax benefits will not be realized in accordance with the Company’s expectations; risks that a change in ownership of the Company’s stock could cause further limitation to the future utilization of the Company’s net operating losses; risks that the current economic environment will adversely impact its business; risks and costs associated with the Company’s potential senior notes refinancing, which may not be completed  on terms and conditions as favorable as the Company expects or which may not be completed at all due to adverse market conditions, changes in the Company’s business, or other reasons; and risks related to natural disasters or severe weather. These and other risk factors are more fully discussed in the Company’s Annual Report on Form 10-K for the period ended December 29, 2013, and in our other filings made with the Securities and Exchange Commission.

Note Regarding Use of Non-GAAP Financial Measures

This news release contains non-GAAP financial measures, including  Pro Forma EPS (computed using net income (loss) from continuing operations before income taxes, excluding amortization of purchased intangibles, acquisition related items, restructuring related items and other, unused office space expense and contract design retrofit costs, less the estimated tax cash payments), Adjusted EBITDA (which excludes losses from discontinued operations, acquisition related items, restructuring related items and other, stock compensation expense, unused office space expense, contract design retrofit costs and the associated margin rates), and Free Cash Flow (which is computed using Cash Flow from Operating Activities less Capital Expenditures).   Kratos believes this information is useful to investors because it provides a basis for measuring the Company’s available capital resources, the actual and forecasted operating performance of the Company’s business and the Company’s cash flow, excluding extraordinary items and non-cash items that would normally be included in the most directly comparable measures calculated and presented in accordance with generally accepted accounting principles.  The Company’s management uses these non-GAAP financial measures along with the most directly comparable GAAP financial measures in evaluating the Company’s actual and forecasted operating performance, capital resources and cash flow.  Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and investors should carefully evaluate the Company’s financial results calculated in accordance with GAAP and reconciliations to those financial statements.  In addition, non-GAAP financial measures as reported by the Company may not be comparable to similarly titled amounts reported by other companies.  As appropriate, the most directly comparable GAAP financial measures and information reconciling these non-GAAP financial measures to the Company’s financial results prepared in accordance with GAAP are included in this news release.

Kratos Defense & Security Solutions
Unaudited Condensed Consolidated Statements of Operations
(in millions, except per share data)

	Three Months Ended		Twelve Months Ended
	December 29,	December 30,	December 29,	December 30,
	2013	2012	2013	2012

Service revenues	$ 108.6	$ 110.2	$ 443.6	$ 450.0
Product sales	127.1	153.4	507.0	519.2
Total revenues	235.7	263.6	950.6	969.2
Cost of service revenues	80.9	86.0	335.2	350.8
Cost of product sales	93.3	109.6	375.4	361.2
Total costs	174.2	195.6	710.6	712.0
Gross profit - services	27.7	24.2	108.4	99.2
Gross profit - products	33.8	43.8	131.6	158.0

Total gross profit	61.5	68.0	240.0	257.2

Selling, general and administrative expenses	38.5	39.3	153.0	144.0
Restructuring and acquisition related items and other	(1.0)	(5.4)	(1.5)	(2.7)
Research and development expenses	6.9	4.9	21.4	17.8
Impairment of goodwill and intangibles		96.6		96.6
Unused office space expense and other	2.1	-	(4.7)	2.1
Depreciation	0.7	1.4	3.8	5.2
Amortization of intangible assets	8.9	11.5	36.2	43.9
Operating income (loss)	5.4	(80.3)	31.8	(49.7)
Interest expense, net	(15.0)	(16.2)	(63.7)	(66.1)
Other income (expense), net	(0.2)	-	-	1.3
Loss from continuing operations before income taxes	(9.8)	(96.5)	(31.9)	(114.5)
Provision for income taxes	(2.9)	(5.4)	-	(1.6)
Loss from continuing operations	(6.9)	(91.1)	(31.9)	(112.9)
Income (loss) from discontinued operations, net of taxes	(0.5)	1.1	(5.3)	(1.5)
Net loss	$ (7.4)	$ (90.0)	$ (37.2)	$ (114.4)

Basic loss per common share:
Loss from continuing operations	$ (0.12)	$ (1.61)	$ (0.56)	$ (2.41)
Income (loss) from discontinued operations, net of taxes	$ (0.01)	0.02	(0.09)	(0.03)
Net loss	$ (0.13)	$ (1.59)	$ (0.65)	$ (2.44)

Diluted loss per common share:
Loss from continuing operations	$ (0.12)	$ (1.61)	$ (0.56)	$ (2.41)
Income (loss) from discontinued operations, net of taxes	$ (0.01)	0.02	(0.09)	(0.03)
Net loss	$ (0.13)	$ (1.59)	$ (0.65)	$ (2.44)

Weighted average common shares outstanding
Basic	57.1	56.6	56.8	46.9
Diluted	57.1	56.6	56.8	46.9

Adjusted EBITDA (1)	$ 24.6	$ 31.6	$ 100.3	$ 115.4

Note: (1) Adjusted EBITDA is a non-GAAP measure defined as GAAP net income (loss) plus (income) loss from discontinued
operations, interest expense, net, income taxes, depreciation and amortization, stock compensation, amortization of intangible assets, contract design retrofit costs and restructuring and acquisition related items and other.

Adjusted EBITDA as calculated by us may be calculated differently than EBITDA for other companies. We have provided Adjusted
EBITDA because we believe it is a commonly used measure of financial performance in comparable companies and is provided to help investors evaluate companies on a consistent basis, as well as to enhance an understanding of our operating results. Adjusted
EBITDA should not be construed as either an alternative to net income or as an indicator of our operating performance or an alternative to cash flows as a measure of liquidity. Please refer to the following table that reconciles GAAP net loss to Adjusted EBITDA:

Reconciliation of Net loss to Adjusted EBITDA is as follows:

	Three Months Ended		Twelve Months Ended
	December 29,	December 30,	December 29,	December 30,
	2013	2012	2013	2012

Net loss	$ (7.4)	$ (90.0)	$ (37.2)	$ (114.4)
(Income) loss from discontinued operations	0.5	(1.1)	5.3	1.5
Restructuring and acquisition related items and other	0.8	(2.2)	4.6	0.5
Interest expense, net	15.0	16.2	63.7	66.1
Contract design retrofit costs	2.4	-	7.8	-
Provision for income taxes	(2.9)	(5.4)	-	(1.6)
Depreciation *	3.8	4.0	17.2	14.1
Stock compensation	1.4	2.0	7.4	6.6
Impairment of goodwill and intangibles	-	96.6	-	96.6
Unused office space expense and other	2.1	-	(4.7)	2.1
Amortization of intangible assets	8.9	11.5	36.2	43.9

Adjusted EBITDA	$ 24.6	$ 31.6	$ 100.3	$ 115.4

* Includes depreciation reported in cost of service revenues and product sales.

Reconciliation of restructuring and acquisition related items and other included in Adjusted EBITDA:
	Three Months Ended		Twelve Months Ended
	December 29,	December 30,	December 29,	December 30,
	2013	2012	2013	2012
Acquisition and transaction related items	$ 0.8	$ (0.9)	$ 1.0	$ 1.8
Excess capacity and restructuring costs	1.5	3.2	7.0	3.2
Non-recurring audit fees	-	-	0.6	-
Litigation related items	(2.4)	(4.5)	(4.9)	(4.5)
Refinancing costs and other	0.9	-	0.9	-

	$ 0.8	$ (2.2)	$ 4.6	$ 0.5

Kratos Defense & Security Solutions
Unaudited Segment Data
(in millions)

	Three Months Ended		Twelve Months Ended
	December 29,	December 30,	December 29,	December 30,
	2013	2012	2013	2012
Revenues:
Government Solutions	$ 180.1	$ 215.0	$ 740.9	$ 783.2
Public Safety & Security	55.6	48.6	209.7	186.0
Total revenues	$ 235.7	$ 263.6	$ 950.6	$ 969.2

Operating income (loss) from continuing operations:
Government Solutions	$ 2.6	$ (73.9)	$ 26.4	$ (41.5)
Public Safety & Security	2.6	(9.8)	8.3	(2.5)
Other activities	0.2	3.4	(2.9)	(5.7)
Total operating income from continuing operations	$ 5.4	$ (80.3)	$ 31.8	$ (49.7)

Note: Operating loss for the three and twelve months ended December 30, 2012 includes impairment of goodwill of $82 million in the Government Solutions segment and impairment of intangibles of $1.7 million and $12.9 million in the Government Solutions and Public Safety & Security segments, respectively.
Other activities in the three months ended December 29, 2013 and December 30, 2012 include restructuring and acquisition expenses of $0.8 million and $(2.2) million, respectively, and for the twelve months ended December 29, 2013 and December 30, 2012 include restructuring and acquisition expenses of $4.6 million and $0.5 million, respectively.

Reconciliation of consolidated Adjusted EBITDA to Adjusted EBITDA by segment is as follows:

	Three Months Ended		Twelve Months Ended
	December 29,	December 30,	December 29,	December 30,
	2013	2012	2013	2012

KGS	$ 20.9	$ 27.6	$ 87.2	$ 101.5
% of revenue	11.6%	12.8%	11.8%	13.0%
PSS	3.7	4.0	13.1	13.9
% of revenue	6.7%	8.2%	6.2%	7.5%
Total	$ 24.6	$ 31.6	$ 100.3	$ 115.4
% of revenue	10.4%	12.0%	10.6%	11.9%

Kratos Defense & Security Solutions
Unaudited Condensed Consolidated Balance Sheet
(in millions)

	As of
	December 29,	December 30,
	2013	2012
Assets
Current assets:
Cash and cash equivalents	$ 55.7	$ 49.0
Restricted cash	5.0	5.5
Accounts receivable, net	265.8	271.9
Inventoried costs	74.6	94.3
Prepaid expenses	10.4	17.4
Other current assets	18.8	17.3
Total current assets	430.3	455.4
Property, plant and equipment, net	84.8	85.6
Goodwill	596.4	596.4
Intangible assets, net	69.9	106.1
Other assets	35.2	40.4
Total assets	$ 1,216.6	$ 1,283.9
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$ 61.9	$ 83.6
Accrued expenses	46.2	46.4
Accrued compensation	44.9	47.8
Accrued interest	5.2	6.3
Billings in excess of costs and earnings on uncompleted contracts	52.5	43.7
Deferred income tax liability	28.4	28.9
Other current liabilities	11.9	22.1
Total current liabilities	251.0	278.8
Long-term debt principal, net of current portion	643.3	629.7
Long-term debt premium	-	18.7
Other long-term liabilities	26.5	32.6
Total liabilities	920.1	959.8
Commitments and contingencies
Stockholders’ equity:
Preferred stock, 5,000,000 shares authorized, $0.001 par value, no shares outstanding at December 29, 2013 and December 30, 2012.	-	-
Common stock, $0.001 par value, 195,000,000 shares authorized; 57,056,892 and 56,613,024 shares issued and outstanding at December 29, 2013 and December 30, 2012, respectively.	-	-
Additional paid-in capital	856.0	847.1
Accumulated other comprehensive loss	(0.8)	(0.8)
Accumulated deficit	(559.4)	(522.2)
Total stockholders’ equity	295.8	324.1
Total liabilities and stockholders’ equity	$ 1,216.6	$ 1,283.9

Kratos Defense & Security Solutions
Unaudited Condensed Consolidated Statement of Cash Flows
(in millions)

	Twelve Months Ended
	December 29,	December 30,
	2013	2012
Operating activities:
Net loss	$ (37.2)	$ (114.4)
Less: Loss from discontinued operations	(5.3)	(1.5)
Loss from continuing operations	(31.9)	(112.9)
Adjustments to reconcile loss from continuing operations to net cash provided by operating activities from continuing operations:
Depreciation and amortization	53.4	58.0
Deferred income taxes	(0.4)	(2.5)
Stock‑based compensation	7.4	6.6
Impairment of goodwill and intangibles	-	96.6
Change in unused office space accrual	(4.7)	1.8
Amortization of deferred financing costs	5.1	5.1
Amortization of premium on Senior Secured Notes	(4.2)	(4.2)
Provision for doubtful accounts	1.0	0.4
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	4.9	2.8
Inventoried costs	20.0	(5.2)
Prepaid expenses and other assets	(5.1)	(1.9)
Accounts payable	(22.0)	25.6
Accrued compensation	(3.0)	4.3
Accrued expenses	(0.7)	(10.3)
Accrued interest payable	(1.1)	1.2
Billings in excess of costs and earnings on uncompleted contracts	8.8	(5.0)
Income tax receivable and payable	1.6	(0.7)
Other liabilities	(6.5)	(7.4)
Net cash provided by operating activities from continuing operations	22.6	52.3
Investing activities:
Cash paid for acquisitions, net of cash acquired	2.2	(149.4)
Decrease in restricted cash	0.4	0.6
Proceeds from the disposition of discontinued operations	1.3	0.3
Capital expenditures	(16.6)	(16.6)
Net cash used in investing activities from continuing operations	(12.7)	(165.1)
Financing activities:
Proceeds from the issuance of common stock	-	97.0
Cash paid for contingent acquisition consideration	(2.1)	(2.5)
Borrowings under line of credit	-	50.0
Repayment of debt	(1.0)	(51.0)
Debt issuance costs	-	(1.2)
Other	1.1	(1.4)
Net cash (used) provided by financing activities from continuing operations	(2.0)	90.9
Net cash flows from continuing operations	7.9	(21.9)
Net operating cash flows from discontinued operations	(1.3)	1.3
Effect of exchange rate changes on cash and cash equivalents	0.1	-
Net increase (decrease) in cash and cash equivalents	6.7	(20.6)
Cash and cash equivalents at beginning of period	49.0	69.6
Cash and cash equivalents at end of period	$ 55.7	$ 49.0

Kratos Defense & Security Solutions
Unaudited Non-GAAP Measures
Adjusted Earnings Before Amortization and Acquisition Related Expenses and Other Items
(in millions, except per share data)

	Three Months Ended		Twelve Months Ended
	December 29,	December 30,	December 29,	December 30,
	2013	2012	2013	2012

Loss from continuing operations before taxes	$ (9.8)	$ (96.5)	$ (31.9)	$ (114.5)
Add: Amortization of intangible assets	8.9	11.5	36.2	43.9
Add: Unused office space expense and other	2.1	-	(4.7)	2.1
Add: Contract design retrofit costs	2.4	-	7.8	-
Add: Restructuring and acquisition related items and other	0.8	(2.2)	4.6	0.5
Adjusted income from continuing operations before income taxes	$ 4.4	$ 9.4	$ 12.0	$ 28.6

Estimated cash tax provision	0.7	1.0	2.9	3.8
Adjusted income from continuing operations before acquisition and amortization expenses	$ 3.7	$ 8.4	$ 9.1	$ 24.8

Diluted income per common share:
Adjusted income from continuing operations	$ 0.06	$ 0.15	$ 0.16	$ 0.53

Weighted average common shares outstanding
Diluted	58.3	56.6	57.7	47.0

-end-